UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2013

GENIE ENERGY LTD.
(Exact name of registrant as specified in its charter)

Delaware	1-35327	45-2069276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-3500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) As previously disclosed on Form 8-K filed on November 29, 2013 with the Securities and Exchange Commission (the “Original 8-K”), on November 25, 2013, the Board of Directors of Genie Energy Ltd. (the “Company” or the “Registrant”) appointed Howard Jonas, who is 57 years of age, to serve as Chief Executive Officer of the Company, effective January 1, 2014, replacing Claude Pupkin. Mr. Pupkin will continue to serve as the President of the Registrant’s subsidiary American Shale Oil Corporation, and will serve as Senior Vice President of the Registrant.  Mr. Pupkin will also provide services to IDT Corporation (“IDT”) under the parties’ services agreement and IDT will pay a portion of his compensation under the Agreement detailed below.

(c) (e)  In connection with Mr. Pupkin’s new role at the Registrant, on December 9, 2013, the Registrant entered into an Amended and Restated Employment Agreement (the “Agreement”) with Mr. Pupkin with a term ending on December 31, 2016.  Pursuant to the Agreement that was approved by the Registrant’s Compensation Committee of the Board of Directors (the “Compensation Committee”), Mr. Pupkin will serve as Senior Vice President of the Registrant as of January 1, 2014, will continue to receive his current base salary until April 30, 2014, and thereafter will receive a base salary at a rate of $300,000 per year.  The Company has agreed to (i) grant to Mr. Pupkin restricted shares or deferred stock units of Class B Common Stock of the Registrant, par value $0.01 per share  (“Class B Stock”), with a value equal to $75,000 (based on the 30 day trailing average closing prices ending on the date prior to grant), and (ii) use reasonable efforts to cause to be issued to Mr. Pupkin restricted shares or deferred stock units of Class B Common Stock of IDT, par value $0.01 per share  (“IDT Class B Stock”), with a value equal to $75,000 (based on the 30 day trailing average closing prices ending on the date prior to grant).  If the Registrant is unable to cause IDT Corporation to issue the grant of IDT Class B Stock, the Registrant shall issue additional equity grants in the Registrant of equal value.  Mr. Pupkin shall also be entitled to a bonus of $229,000 in respect of the period from January 1 through November 30, 2013, a bonus of $135,417 in respect of the period from December 1, 2013 through December 31, 2014, and a discretionary target performance based bonus of $125,000 for all other annual periods. Mr. Pupkin is entitled to receive $425,000 no later than January 31, 2014 – one half of the severance payment under his existing employment agreement and, upon termination of the revised employment arrangement he will be entitled to receive the other $425,000 severance payment.  Should Mr. Pupkin be terminated without cause or should he resign for good reason (as such terms are defined in the Agreement), the Registrant shall pay to Mr. Pupkin additional severance equal to his then base salary for a period of eighteen weeks.

The foregoing summary of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.01 to this report and is incorporated herein by reference.

On December 12, 2013, the Compensation Committee and the Board of Directors of the Registrant approved, subject to the approval of the stockholders of the Registrant, a compensation arrangement between the Registrant and Mr. Jonas in connection with Mr. Jonas’ role as Chief Executive Officer of the Registrant for a five year term commencing on January 1, 2014.  The Compensation Committee granted Mr. Jonas options to purchase 3,000,000 shares of Class B Common Stock of the Registrant (the “Options”) in lieu of a cash base compensation (except as noted below) for the five year period from January 1, 2014 to December 31, 2018. The Option’s exercise price is equal to the fair market value of the shares on the date of the grant ($10.30 per share). The Options shall vest in five equal annual installments commencing on December 15, 2014.  The Options expire ten years from the grant date.  Mr. Jonas will also receive a cash base salary to enable him to participate in certain employee benefit programs and similar reasons, which amount is currently $35,000 per annum.  The Options were not granted under the Registrant’s Stock Option and Incentive Plan, but are governed by the terms and conditions of the plan.  Mr. Jonas shall be eligible to receive bonuses as determined by the Registrant’s Compensation Committee.

The Registrant and Howard Jonas anticipate entering into an employment agreement.  The Registrant will update this Form 8-K with the employment agreement between the Company and Howard Jonas upon signing.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document
10.01	Employment Agreement, dated December 9, 2013 between the Registrant and Claude Pupkin.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIE ENERGY LTD.

Dated: December 13, 2013	By:	/s/ Claude Pupkin
Claude Pupkin
Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Document
10.01	Employment Agreement, dated December 9, 2013 between the Registrant and Claude Pupkin.